UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONSUMER DIRECT OF AMERICA

( Exact name of registrant as specified in its charter)

Nevada	88-0471353

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6330 S. Sandhill Rd. Suite 8
Las Vegas, Nevada 89120

(Address of Principal Executive Offices including Zip Code)

2005 Stock Compensation Plan
(Full title of the plan)

Wayne Bailey
6330 S. Sandhill Rd. Suite 8
Las Vegas, Nevada 89120
(702) 547-7300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to	to be	Price	Offering	Registration
be Registered	Registered (1)	Per Share (2)	Price (2)	Fee (2)
Common Stock, $.001 par value	5,000,000 shares	$.30	$1,500,000	$176.55

(1)	The number of shares being registered is the maximum aggregate number of shares presently issuable under the Plan. The registration statement also includes an indeterminable number of additional shares that may become issuable under the Plan pursuant to anti-dilution provisions.

(2)	Computed pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices of the Common Stock as reported on May 19, 2005 on the OTC Electronic Bulletin Board.

PART I

INFORMATION RECQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

THE 2005 STOCK COMPENSATION PLAN

     Purpose. The purpose of the plan is to provide us with a means of compensating selected key employees (including officers) of, and consultants and advisors to, the Company and its subsidiaries for their services with shares of Common Stock of the Company. A copy of the plan is attached as Exhibit 10.1 to this Form S-8.

     Shares Subject to the Plan. All Shares awarded or sold under the plan will be newly issued shares of the Company’s Common Stock. The number of Shares subject to the plan is 5,000,000. The Company’s Board of Directors will adjust the number and kind of shares subject to the plan in the event of any recapitalization, reclassification, reorganization, merger, consolidation, share exchange, other business combination in which the Company is the surviving parent corporation, stock split-up, combination of shares, or dividend or other distribution payable in capital stock or rights to acquire capital stock.

     Administration. The Board of Directors administers the plan. The Board selects those who are to participate in the plan. The Board determines the number of Shares to be awarded or sold to participants, the times of such awards or sales, the consideration to be paid for the Shares, and the conditions, rights of repurchase, rights of first refusal and transfer restrictions, if any, that will apply. At the Board’s discretion, Shares may be issued in consideration of services fully performed, if such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. You may obtain additional information about the plan and its administrators by contacting Joseph Cosio-Barron, at 6330 S. Sandhill Rd., Suite 8, Las Vegas, Nevada 89120, telephone (702) 547-7300.

     Written Agreements. Each award or sale of Shares under the plan must be evidenced by a written agreement between the Company and the recipient of the Shares.

     Amendment. The Board may make changes in or additions to the plan which it deems to be proper and in the best interests of the Company and its stockholders.

     Term and Termination. The plan became effective on May 14, 2005 and will automatically terminate on May 13, 2014. The Board may also act to suspend or terminate the plan at any time, without notice.

     Inapplicability of ERISA. The plan is not subject to provisions of the Employee Retirement Income Security Act of 1974.

RESTRICTIONS ON RESALES BY AFFILIATES

     Securities Act Registration or Exemption. If you are, or if you become, an “affiliate” of the Company as defined by regulations under the Securities Act, you may not offer or sell the Shares you receive under the plan except pursuant to an effective registration statement under the Securities Act or an available exemption from registration. For this purpose, the term “affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. You should consult with counsel about your possible status as an affiliate of the Company.

     Generally, an affiliate may resell the Shares in reliance on the exemption from registration provided by Rule 144 under the Securities Act if:

•	Information filed with the Securities and Exchange Commission about the Company is current at the time of sale

•	The affiliate transmits a notice of proposed sale on Form 144 to the Securities and Exchange Commission

•	The affiliate does not sell more Shares than the rule permits in any three-month period (generally up to 1 % of the outstanding shares)

•	The sale is made in a brokers transaction or a transaction directly with a market maker

You should consult with counsel about how to satisfy Rule 144 in your specific situation.

Exchange Act “Short-Swing” Trading Restriction

     If you are an officer or director of the Company and you sell any of the Shares within six months after you acquire them, or if you sell Shares within six months before or after you purchase other shares of the Company’s Common Stock, you may be required to pay the Company the resulting profits, as determined under Section 16{b) of the Exchange Act and related rules. Any officer or director should therefore consult with counsel before purchasing or selling securities of the Company.

FEDERAL TAX CONSIDERATIONS

     The plan is not qualified under Section 401 (a) of the Internal Revenue Code.

     For federal income tax purposes, participants to whom Shares are awarded or sold under the plan will take a basis in the Shares equal to the fair market value of the Shares on the date of the award or sale. Participants who are awarded Shares will recognize ordinary income equal to the fair market value of the Shares on the date of the award, and the Company will be entitled to a corresponding deduction as of such date. Income realized by employees is subject to income and employment withholding taxes.

     If you sell the Shares you receive under the plan, you will recognize either long-term or short-term capital gain or loss depending upon the length of time you have held the Shares. Under current law, any Shares you hold for less than one year would be taxed as short-term capital gain upon disposition at federal rates of up to 38.6%. Shares you hold for more than 12 months would be taxed as long-term capital gain and would be subject to a maximum federal tax rate of 15%.

Item 2. Registrant Information and Employee Plan Annual Information.

     For information regarding the plan and the Shares covered by the plan, you should rely exclusively on this prospectus and any amendment or supplement to this prospectus.

     If you have any questions after reading this prospectus, you may contact Wayne Bailey, at 6330 S. Sandhill Rd., Suite 8, Las Vegas, Nevada 89120, telephone (702) 547-7300.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Consumer Direct of America, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a)	The Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004 filed with the Commission on May 17, 2005.

b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on May 24, 2005.

c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company’s fiscal year covered by the Annual Report referred to in (a) above.

d)	The description of the Company’s Common Stock that is contained in the Company’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained in this Registration Statement modifies or supercedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable. The Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

     The legality of the Company’s securities being registered will be passed upon by Mortenson & Rafi, LLP.

Item 6. Indemnification of Directors and Officers.

     Our Articles of Incorporation provide that, pursuant to Nevada law, our officers and directors shall not be personally liable to Consumer Direct of America for damages for breach of fiduciary duty as a director or officer of Consumer Direct of America. This provision in our Articles of Incorporation does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or the unlawful payment of dividends.

     Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Nevada law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in Consumer Direct of America’s best interest. In the case of an action brought by or in the right of Consumer Direct of America, we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to Consumer Direct of America, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all relevant circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is therefore unenforceable.

Item 7. Exemption from Registration.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of the Registration Statement:

Exhibit No.	Description
10.1	Consumer Direct of America 2005 Stock Compensation Plan

23.1	Opinion of Mortenson & Rafi, LLP, counsel to the Registrant.

23.2	Consent of DeJoya & Company

23.3	Consent of Chavez & Koch, CPA’s

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 2, 2005.

CONSUMER DIRECT OF AMERICA
By:	/s/ Michael A. Barron
Michael A. Barron, Chief Executive
Officer and Director

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Michael A. Barron, President of the Registrant, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael A. Barron

Michael A. Barron
Chief Executive Officer and Director
May 24, 2005

/s/ Wayne K. Bailey

Wayne K. Bailey
Chief Financial Officer and Director
May 24, 2005

/s/ Lee Shorey

Lee Shorey
Secretary
May 24, 2005